Exhibit 10.33

January 17, 2012

Mr. James M. Heaney

905 Jasmine Street

Celebration Florida 34747

Dear Jim,

This letter will confirm our offer for the position of Chief Finance Officer for SeaWorld Parks & Entertainment (“SEA”). Included with this letter is a brief outline of your total compensation package. As plan sponsor, SeaWorld reserves the right to amend or terminate any of the benefits outlined below. This document is intended as a summary of benefits and is not intended as a complete reference guide or substitute to official plan documents or summary plan descriptions.

Base Compensation

Effective date:	1/23/12

Base annual salary:	$300,000

Monthly salary:	$25,000

Equity

Your equity distribution is approximately 5% of the total pool with an estimated “at work” dollar value of $3,750,000.

Bonus

The SEA bonus plan is formula driven and incorporates key components tied to company and individual performance. Because the bonus plan is formula driven, there is potential to increase the pool and conversely, if the company does not achieve the budgeted target, your payout potential lessens accordingly.

If SEA achieves the budgeted EBITDA target, your bonus pool will be calculated and funded at 75% of your base salary (pro-rated for 2012). For the 2012 plan year (January 1 - December 31), the bonus specific plan details regarding targets and formulation calculations will be formally announced in the very near future.

Vacation

The SEA vacation schedule entitles you up to two weeks of vacation upon employment. Our vacation plan is based upon years of service, as per below:

1 year     = Two weeks

5 years   = Three weeks

10 years = Four weeks

15 years = Five weeks

20 years = Six weeks

401K

SEA offers a 401k plan with a variety of investment options. Currently our match rate is 100% on the first 1% of your salary deferral and 50% on each percent thereafter, up to a total maximum of 6%. You will be eligible for participation in the plan after 30 days of employment. After two years of employment you will be 100% vested in the employer match.

Holidays

The 2012 SEA corporate holiday schedule is listed below.

HOLIDAYS-2012	DAY	DATE
New Year’s Day	Monday	Jan. 2
Memorial Day	Monday	May 28
Independence Day	Wednesday	July 4
Labor Day	Monday	Sept. 3
Thanksgiving	Thursday	Nov. 22
Day after Thanksgiving	Friday	Nov. 23
Christmas Holidays	Monday	Dec. 24
	Tuesday	Dec. 25
New Year’s Eve	Monday	Dec. 31st

In addition to the above 9 designated holidays, Team Members are eligible for four (4) “Floating Holidays” which can be used at the employees’ personal discretion. Floating Holidays must be scheduled and approved in advance. Team Members will not be paid for unused Floating Holidays. In addition, Floating Holidays must be used within the calendar year and cannot be carried over for subsequent years.

SEA Employee Complimentary Park Passes

Annually, you will receive 12 complimentary park passes. Each pass is good for a single visit; passes can be used at any of our SEA parks with the exception of Discovery Cove.

In addition, as a corporate employee you will receive a Corporate Executive Card which will allow you and an unlimited number of guests to complimentary enter any of SEA’s parks, excluding Discovery Cove. Please note you must be present and accompany your guests to use this card. You will also receive complimentary parking and a 30% discount on park food and merchandise.

Health Insurance

You and your eligible dependents will be eligible to participate in the company’s Health & Welfare plans effective the first of the month following your date of hire. We offer the choice of two types of medical plans which include an HMO plan and a Preferred Provider Option (PRO) plan, all administered by AETNA. All medical plans include a prescription drug benefit. The HMO and PPO plans require an employee contribution through a payroll deduction. We also offer a Dental plan with options ($1000/$3000 Annual maximum) and a vision plan.

The current (2012) monthly contribution schedule is as follows:

	HMO	PPO	Dental	Vision
Employee	$70	$174	$11	$4.92
Emp + Sp	$149	$365	$24	$9.82
Emp + Child	$128	$313	$21	$10.51
Family	$218	$539	$33	$16.80

Life Insurance

You will receive two times your annual salary in company paid term life insurance as well as $10,000 company paid life insurance for your spouse and $5,000 for each eligible child, if applicable. Our benefit plan also includes the option to purchase supplemental life insurance for yourself (up to 3x your annual salary) as well as supplemental life insurance for your eligible dependents.

Sick Pay

Upon your first day of employment you will be eligible for three months of sick pay, payable at 100% of your base salary. There is no carry over of sick time; once you have reached five years of credited service, your annual sick pay will be up to six months, payable at 100% of your base salary.

Disability Benefits

The company provides up to 26 weeks of short term disability (STD) coverage annually, should you become disabled. You will receive 60% of your base pay.

In addition, you may elect to participate in the Long Term Disability (LTD) plan. The plan pays up to 60% of your monthly salary should you become disabled. If you elect to participate, the company will pay 20% of the cost of the premium and you will pay 80% of the cost through a payroll deduction. Premium costs are based your annual salary amount.

This offer of employment is contingent upon successfully completing and passing a reference check of your current/last employer and a background check (educational and criminal). You must also successfully pass a drug screen for controlled substances. On average, results for both the drug test screen and background check can take approximately 5-7 business days. Once we receive word of satisfactory results, your start date will be determined.

SEA uses a Dispute Resolution Program (“DRP”) for all employment-related disputes, the last step of which is final and binding arbitration. The DRP will be a term and condition of your employment and your exclusive remedy for any employment claims you may have. By accepting employment with SEA you agree to submit all claims to the DRP.

Thank you again for your consideration of employment with SeaWorld Parks & Entertainment. We look forward to having you join our team!

Best Regards,

/s/ David L. Hammer
David L. Hammer
Chief Administrative Officer

Accepted:

/s/ Jim Heaney	1/17/12
Jim Heaney	Date

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